EXHIBIT 10.6

CONSULTANT AGREEMENT

This Agreement is entered into as of July 1st, 2012, by and between AntriaBio, Inc., a Delaware Corporation, hereinafter referred to as COMPANY, and Hoyoung Huh, of Hannol Healthcare & Innovation, LLC, hereinafter referred to as Consultant.

WHEREAS, Consultant desires to perform the services described in Schedule A (the “Services”) hereto,

WHEREAS, COMPANY desires to have Consultant provide the Services,

NOW THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

1.	Consultant has read the description of the Services and represents that he is qualified to perform the work.

2.	COMPANY hereby retains Consultant to provide, and Consultant hereby agrees to provide the Services.

3.	Consultant shall be compensated and reimbursed in accordance with Schedule A.

4.	Commencement Date. July 1, 2012

5.	Termination. This Agreement shall be in effect for the initial period specified in Schedule A. The Agreement is subject to cancellation by either party upon four (4) weeks prior notice.

6.
Title to Data and Property Produced.  Upon payment for the Services, Consultant agrees that title to all rights or other legal interests in all data, analyses, graphs, reports, physical property or other subject matter prepared, procured or produced in the rendition of the services, shall vest in COMPANY.  Consultant agrees further to execute and assign in a form satisfactory to COMPANY giving to it title to any subject matter produced.

7.
Assignment of Inventions:  Assistance.  Consultant specifically agrees to disclose to COMPANY any and all inventions, disclosures or the like, whether patentable or not, which are first made or conceived by Consultant as a result of, and relating to, the Services.  At COMPANY’s sole expense, Consultant agrees to execute or have executed and deliver to COMPANY assignments, in forms satisfactory to COMPANY, and to take all other lawful action which is deemed necessary by COMPANY, in order to vest in COMPANY title to all inventions and discoveries first made or conceived by Consultant as a result of, and as may be related to, the services specified herein.

8.	Stock Options. Conditioned upon the Board of Directors and Shareholders of AntriaBio, Inc., approving an employee incentive plan (the “EIP”), Consultant

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shall be entitled to receive, as additional compensation for the consulting services rendered hereunder, options to purchase two million, five hundred thousand (2,500,000) shares of AntriaBio, Inc. common stock at the fair market value of such options upon the actual date of grant of such options.  These options shall one third (1/3) vested immediately, one third (1/3) vested December 31, 2012, and one third (1/3) May 31, 2013.  Subject to applicable law, and the terms of the EIP.  All provisions concerning the vesting and ability to exercise any stock options in this Agreement, shall, in each case, be subject to the provisions of applicable law and the EIP.

9.
Disclosure of Information.  Consultant agrees neither to use nor disclose to any third party any information or other matter produced as a result of the Services, any proprietary information relating to the experimental and research work of COMPANY, its methods, processes, tools, machinery, formula, drawings or appliances, which have been acquired by the Consultant in the course of his service as such, or any information obtained from any COMPANY of COMPANY, except to the Government of the United States of America to the extent required by law and otherwise only as may be authorized by an officer of COMPANY, and to require a similar agreement from any agent or employee of his participating in the rendition of the services.  The provisions of this paragraph shall survive the termination of this Agreement and remain in effect until such time as said information, other matter produced or proprietary information enters the public domain other than through Consultant or the agents or employees of the Consultant.

10.
Conflicting Interests.  Upon execution of this Agreement, Consultant agrees to apprise COMPANY in writing of any firm supplying materials or services to COMPANY in which Consultant has direct ownership interest, affiliations, or other personal business relationships.  In the event Consultant, during the term of this Agreement, acquires any such interests, become so affiliated, or engages in such a business relationship, Consultant agrees to so notify COMPANY in writing.

11.
Limitations on Liability:  Consultant shall not be liable for errors, delays or other consequences of the failure of COMPANY to supply Consultant documents, data or cooperation on a timely basis.  COMPANY recognizes that Consultant will be making suggestions, comments, recommendations, etc. based on Consultant’s understanding of COMPANY’s expertise and situation but that COMPANY is ultimately responsible for the decision to implement or not to implement these recommendations.  The terms of this Agreement exclude all implied warranties, including implied warranties of the merchantability and fitness of a product, service or procedure for a particular purpose.  COMPANY’s sole remedy for any breach or default by Consultant shall be the termination of this Agreement.  In no event shall Consultant be liable for special, indirect or consequential damages to any third party.

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12.
Indemnity:  COMPANY agrees to defend and indemnify Consultant and employees and agents from any claims, proceedings or investigations arising out of, or in connection with, this Agreement, including, without limitation, amounts paid in settlement of claims and all costs of defense of such claims.  Consultant will cooperate fully in such defense, as directed by COMPANY and COMPANY agrees to compensate Consultant for all such time at the rate specified in this Agreement.  The parties’ obligation under this paragraph shall survive the term of this Agreement.

13.
Consultant hereby acknowledges that he has read this Agreement and agrees to do or perform, or cause to be done or performed, at COMPANY’s sole expense, all reasonable acts deemed by COMPANY to be necessary for performance of the Services outlined in Schedule A.

14.	Consultant agrees that his status shall be that of an independent contractor without the capacity to legally bind COMPANY and not as an agent or employee.

15.	This Agreement shall be interpreted according to the laws of the State of Colorado.

16.	COMPANY shall supply Consultant with the materials and/or data described in Schedule A.

17.
Entire Agreement.  This Agreement, including the exhibits and schedules attached to this Agreement, constitute the entire agreement and understanding among the COMPANY and Consultant with respect to the engagement.  All prior representations, understandings and agreements between the parties with respect to this engagement and the other transactions contemplated by this Agreement are superseded by the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ANTRIABIO, INC.

/s/ Steve R. Howe
Steve R. Howe, Executive Chairman

CONSULTANT

/s/ Hoyoung Huh
Hoyoung Huh
Hannol Healthcare & Innovation

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SCHEDULE A

SERVICES, COMPENSATION, REIMBURSEMENT AND INITIAL PERIOD

SERVICES
●	The following work as assigned from time to time by the COMPANY’s Executive Chairman or Chief Executive Officer:

●	Serve on the COMPANY’S Board of Directors as Lead Independent Director.

●	Assist the Executive’s of the COMPANY in efforts to obtain funding for the COMPANY.

●	Assist in planning, coordination, directing and the sales of private placement securities for the COMPANY.

●	To work with Executive’s of the COMPANY to establish corporate strategy and budget planning.

●	To work with Executive’s on the COMPANY business development activities.

●	Keep COMPANY Executive’s informed of developments in diabetes treatments and research to ensure they are aware of industry trends.

●	Keep COMPANY Executive’s informed of developments in the field of drug delivery and research to ensure they are aware of industry trends.

●	Other tasks as requested by COMPANY and accepted by Consultant.

COMPENSATION
●	COMPANY shall grant Consultant stock options as described in section 8 above.

●	COMPANY shall pay Consultant a monthly retainer equal to $9,000.

●
During the Term of the Consultant Agreement and upon receipt of any institutional or third party financing for further development of InsuLAR or other COMPANY purposes, for which Consultant has directly introduced to the Company and assisted the Company in securing the financing, the COMPANY will pay a cash bonus in the following amounts:

Amount of Financing	Bonus %
Up to $5,000,000	3%
Next $5,000,000	2%
Next $5,000,000 or more	1%

o	Said cash bonus will be paid in full within 30 days of the receipt of financing.

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REIMBURSABLE COSTS:  Reasonable costs for travel or other expenses as approved by COMPANY.  Major travel costs such as airplane tickets and hotel rooms will either be paid by Consultant and reimbursed by COMPANY or paid for in advance on behalf of Consultant by COMPANY.

TERM:  The initial term of this agreement will be from the Commencement Date until June 30, 2014, after which the agreement may be renewed under terms and conditions that have been mutually agreed upon.

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